Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 2, 2017 the Company (ReShape Lifesciences Inc. or RSLS and known as EnteroMedics Inc. prior to October 23, 2017) acquired ReShape Medical, Inc. (ReShape Medical), a privately-held medical technology company that develops, manufactures and markets the ReShape® Dual Weight Loss Balloon, an FDA and CE marked approved, minimally invasive intragastric balloon designed to treat obesity patients with a body mass index (BMI) between 30 and 40, with one or more related comorbid conditions.

Under the terms of the merger agreement, the consideration paid by the Company for ReShape Medical consisted of 2,356,729 shares of common stock, 187,772 shares of series C convertible preferred stock (which will be convertible into 18,777,200 shares of common stock upon the receipt of the required approval of the Company’s stockholders under NASDAQ rules), and approximately $5.0 million in cash, which amount was immediately used to pay ReShape Medical’s outstanding senior secured indebtedness and certain transaction expenses of ReShape Medical. The Company agreed to hold a special meeting of its stockholders by December 31, 2017 to seek the required approval of the conversion of the series C convertible preferred stock into shares of common stock. The special meeting of stockholders is scheduled for December 19, 2017.

The total consideration paid by the Company, preliminarily valued at $39.0 million, includes: (a) $5.0 million in cash paid from existing cash balances of RSLS and (b) $34.0 million from the issuance of common stock and series C convertible preferred stock.

The Company expects that the ReShape Medical acquisition will be accounted for as a business combination and the Company will record the assets and liabilities acquired at their respective fair values during the fourth quarter of 2017.

The following Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2017, and for the year ended December 31, 2016, combine the historical consolidated statements of operations of RSLS and ReShape Medical for those periods, giving effect to the transaction as if it had been consummated on January 1, 2016. The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with RSLS considered as the accounting acquirer and ReShape Medical as the accounting acquiree.  Accordingly, consideration paid by the Company to complete the transaction will be allocated to identifiable assets and liabilities of ReShape Medical based on their estimated fair values as of the closing date of the transaction.  As of the date of the Form 8-K/A filing to which these Pro Forma Condensed Combined Financial Statements are attached (the “Form 8-K/A”), the Company has not completed the detailed valuation analysis necessary to arrive at the required estimates of the fair value of ReShape Medical’s assets acquired and the liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform ReShape Medical’s accounting policies to RSLS’ accounting policies. A final determination of the fair value of ReShape Medical’s assets and liabilities, including intangible assets with both indefinite or definite lives, will be based on the actual net tangible and intangible assets and liabilities of ReShape Medical that existed as of the closing date of the transaction and, therefore, cannot be made prior to the preparation of the financial statements of ReShape Medical after closing. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The Company has prepared preliminary estimates of the fair value of ReShape Medical’s assets and liabilities based on discussions with ReShape Medical’ s management, preliminary valuation analyses and due diligence which are reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in differences from the Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations and these differences may be material.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information (the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are: (1) directly attributable to the transaction; (2) factually supportable; and (3) with respect to the Unaudited Pro Forma Condensed Combined Statement of Operations, expected to have a continuing impact on the combined results following the transaction. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the transaction occurred on the date indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined company following the transaction.

These Unaudited Pro Forma Condensed Combined Financial Statements have been derived from, and should be read in conjunction with:

•                  The unaudited condensed consolidated financial statements of the Company as of and for the three and nine-month periods ended September 30, 2017, as contained in its Quarterly Report on Form 10-Q filed on November 14 , 2017;

•                  The audited consolidated financial statements of the Company as of and for the years ended December 31, 2016 and 2015, as contained in its Annual Report on Form 10-K filed on March 8, 2017;

•                  The audited financial statements of ReShape Medical as of and for the years ended December 31, 2016 and 2015, included as Exhibit 99.1 & 99.2 of this Form 8-K/A; and

•                  The unaudited financial statements of ReShape Medical as of and for the three and nine months ended September 30, 2017, included as Exhibit 99.3 of this Form 8-K/A.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or any future cost savings from combined operations pursuant to the transaction. Although the Company believes that there may be integration costs and that cost savings will be realized following the transaction, there can be no assurance that these costs savings will be achieved in full or at all. In addition, the Unaudited Pro Forma Condensed Combined Statements of Operations do not include other one-time costs directly attributable to the transaction or professional fees incurred by the Company or ReShape Medical as they are not expected to have a continuing impact on the combined company.

ReShape Lifesciences Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2017

	Historical ReShape Medical, Inc.	Historical RSLS (ReShape Lifesciences Inc.)	Acquisition & Financing Adjustments (1)	Note References	Proforma Combined
Revenues	$2,587,754	$493,120	$—		$3,080,874
Cost of revenues	1,946,029	298,506	—		2,244,535
Gross profit	641,725	194,614	—		836,339
Operating expenses:
Selling, general and administrative	10,231,970	16,085,311	2,194,599	5a, 5g	28,511,880
Research and development	2,158,705	3,586,129	—		5,744,834
Total operating expenses	12,390,675	19,671,440	2,194,599		34,256,714
Operating loss	(11,748,950)	(19,476,826)	(2,194,599)		(33,420,375)
Other income (expense):
Interest income	63,900	100	(63,900)	5h	100
Interest expense	(1,338,523)	—	1,338,523	5h	—
Warrants expense	—	(4,438,149)			(4,438,149)
Change in value of warrant liability	92,835	(283,688)	(92,835)	5i	(283,688)
Other, net	(8,366)	(2,102)	—	5b	(10,468)
Net loss	$(12,939,104)	$(24,200,665)	$(1,012,811)		$(38,152,580)
Net loss per share—basic and diluted		$(3.19)			$(3.84)

Shares used to compute basic and diluted net loss per share		7,589,239	2,356,729	5c	9,945,968

(1)         See Note 5 to the Unaudited Pro Forma Condensed Combined Financial Statements

ReShape Lifesciences Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2016

	Historical ReShape Medical, Inc.	Historical RSLS (ReShape Lifesciences Inc.)	Acquisition & Financing Adjustments (1)	Note References	Proforma Combined
Revenues	$5,959,273	$786,660	$—		$6,745,933
Cost of revenues	5,433,965	431,476	—		5,865,441
Gross profit	525,308	355,184	—		880,492
Operating expenses:
Selling, general and administrative	13,253,521	17,981,525	2,926,133	5a, 5g	34,161,179
Research and development	3,881,227	5,169,286	—		9,050,513
Impairment charges and lease termination costs	674,025	—	—		674,025
Total operating expenses	17,808,773	23,150,811	2,926,133		43,885,717
Operating loss	(17,283,465)	(22,795,627)	(2,926,133)		(43,005,225)
Other income (expense):
Interest income	60,090	5,837	(29,999)	5h	35,928
Interest expense	(803,082)	(4,104,003)	803,082	5h	(4,104,003)
Change in value of warrant liability	23,509	3,512,816	(23,509)	5i	3,512,816
Other, net	(14,716)	20,133	—	5b	5,417
Net loss	$(18,017,664)	$(23,360,844)	$(2,176,559)		$(43,555,067)
Net loss per share—basic and diluted		$(37.53)			$(14.62)
Shares used to compute basic and diluted net loss per share		622,431	2,356,729	5c	2,979,160

(1)         See Note 5 to the Unaudited Pro Forma Condensed Combined Financial Statements

ReShape Lifesciences Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

	Historical ReShape Medical, Inc.	Historical RSLS (ReShape Lifesciences Inc.)	Acquisition & Financing Adjustments (1)	Note References	Proforma Combined
ASSETS
Current assets:
Cash and cash equivalents	$6,313,490	$23,433,297	$(10,069,840)	5d	$19,676,947
Accounts receivable, net	385,690	333,057	—		718,747
Inventory	1,095,975	1,586,629	—		2,682,604
Prepaid expenses and other current assets	189,461	252,473	—		441,934
Total current assets	7,984,616	25,605,456	(10,069,840)		23,520,232
Property and equipment, net	303,291	195,514	—		498,805
Intangible assets, net	—	21,842,409	29,302,558	5a	51,144,967
Goodwill	—	6,397,671	7,790,991	4	14,188,662
Other assets	77,058	1,142,304	—		1,219,362
Total assets	$8,364,965	$55,183,354	$27,023,709		$90,572,028

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,405,317	$4,133,765	$		$5,539,082
Accrued interest	583,452	—	(583,452)	5d	—
Current portion of notes payable-bank	1,944,444	—	(1,944,444)	5d	—
Convertible notes payable	11,000,000		(11,000,000)	5e	—
Total current liabilities	14,933,213	4,133,765	(13,527,896)		5,539,082
Notes payble-bank (less current portion and unamortized debt discount)	7,541,944		(7,541,944)	5d	—
Common stock warrant liability	2,066,687	2,159	(2,066,687)	5e	2,159
Total liabilities	24,541,844	4,135,924	(23,136,527)		5,541,241

Stockholders’ equity:
Preferred stock	6,770	10,112	(4,892)	5f	11,990
Common stock	272	122,087	23,295	5f	145,654
Additional paid-in capital	85,847,604	376,057,278	(51,889,692)	5f	410,015,190
Accumulated deficit	(102,031,525)	(325,142,047)	102,031,525	5f	(325,142,047)
Total stockholders’ equity	(16,176,879)	51,047,430	50,160,236		85,030,787
Total liabilities and stockholders’ equity	$8,364,965	$55,183,354	$27,023,709		$90,572,028

(1)         See Notes 4 and 5 to the Unaudited Pro Forma Condensed Combined Financial Statements

ReShape Lifesciences Inc.,

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

Note 1 - Description of Acquisition

On October 2, 2017 the Company (ReShape Lifesciences Inc. or RSLS and known as EnteroMedics Inc. before October 23, 2017) acquired ReShape Medical, Inc. (ReShape Medical), a privately-held medical technology company that develops, manufactures and markets the ReShape® Dual Weight Loss Balloon, an FDA and CE marked approved, minimally invasive intragastric balloon designed to treat obesity patients with a body mass index (BMI) between 30 and 40, with one or more related comorbid conditions.

Under the terms of the merger agreement, the consideration paid by the Company for ReShape Medical consisted of 2,356,729 shares of common stock, 187,772 shares of series C convertible preferred stock (which will be convertible into 18,777,200 shares of common stock upon the receipt of the required approval of the Company’s stockholders under NASDAQ rules), and approximately $5.0 million in cash, which amount was immediately used to pay ReShape Medical’s outstanding senior secured indebtedness and certain transaction expenses of ReShape Medical. The Company agreed to hold a special meeting of its stockholders by December 31, 2017 to seek the required approval of the conversion of the series C convertible preferred stock into shares of common stock.  This special meeting of stockholders is scheduled for December 19, 2017.

The total consideration paid by the Company, preliminarily valued at $39.0 million, includes: (a) $5.0 million in cash paid from existing cash balances of ReShape Lifesciences and (b) $34.0 million from the issuance of common stock and series C convertible preferred stock.

The Company expects that the ReShape Medical acquisition will be accounted for as a business combination and the Company will record the assets and liabilities acquired at their respective fair values during the fourth quarter of 2017.

The shares of common stock issued at the closing of the transaction represent approximately 19.3%of the total outstanding shares of common stock immediately prior to the transaction and approximately 16.2% of the total outstanding shares of common stock immediately following the transaction. Collectively, the shares of common stock and series C preferred stock issued in connection with the transaction represent approximately 49.0% of the issued and outstanding capital stock of the Company following the transaction, assuming conversion of the series C preferred stock and all of the Company’s other outstanding shares of preferred stock into shares of common stock.  The former ReShape Medical holders will not be permitted to convert their shares of series C preferred stock into shares of common stock to the extent that such conversion would cause them to hold more than 49.0% of the Company’s outstanding voting securities at the time of any such conversion. Other than with respect to certain specific matters set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock, shares of series C preferred stock will be non-voting until the receipt of the required Company stockholder approval and their conversion in shares of common stock. Upon the post-closing approval of the Company’s stockholders, a portion of the shares of series C preferred stock will automatically convert into approximately 8,238,400 shares of common stock and the remaining shares of series C preferred stock will thereafter be convertible into shares of common stock at the option of the holders of the shares.  However, if the volume weighted average price of the common stock exceeds $5.00 per share for at least 20 trading days, then all the outstanding shares of the series C preferred stock will automatically convert into shares of common stock.

Note 2 - Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Statements are prepared in accordance with Article 8, rule 8-05, of the Securities and Exchange Commission Regulation S-X. The historical financial information has been adjusted to give effect to the transactions that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations, expected to have a continuing impact on the operating results of the combined company. The historical information of RSLS and ReShape Medical is presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), except that it does not contain all of the footnote disclosures normally required by U.S. GAAP.

At this time, the Company is not aware of any material differences in accounting policy or classification between its financial statements and those of ReShape Medical, however, the Company will continue to review ReShape Medical’s accounting policies in an effort to determine whether any reclassification of amounts recorded by ReShape Medical in its results of operations or in its statements of financial condition may be required.  As a result of that review, the Company may identify differences between the accounting policies and classifications of the two companies that, when conformed, could have a material impact on these Unaudited Pro Forma Condensed Combined Financial Statements.

Note 3 - Calculation of Preliminary Estimated Purchase Price and Transaction Financing

The acquisition was financed with (i) the issuance of  2,356,729 shares of common stock, (ii) the issuance of 187,772 shares of series C convertible preferred stock (which will be convertible into 18,777,200 shares of common stock upon the receipt of the required approval of the Company’s stockholders under NASDAQ rules), and (iii) approximately $5.0 million in cash, which amount was immediately used to pay ReShape Medical’s outstanding senior secured indebtedness and certain transaction expenses of ReShape Medical.  For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements the Company has preliminarily valued at $39.0 million all the consideration paid in conjunction with the acquisition, with $34.0 million representing the preliminary valuation of common stock and series C convertible preferred stock.  The preliminary valuation of the common stock and series C convertible preferred stock took into account (i) the conversion ratio of the series C convertible preferred stock, (ii) the average closing price of the Company’s common stock on the NASDAQ Stock Market on the date the transaction was announced, and (iii) a discount for lack of marketability related to the shares issued in the transaction.

Note 4 - Preliminary Estimated Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price, which equals fair value, is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition.

The Company has performed a preliminary estimate of the fair market value of ReShape Medical’s tangible and intangible assets and liabilities. The table below represents management’s preliminary estimated fair value allocation of the total estimated consideration to ReShape Medical’s tangible and intangible assets and liabilities as of September 30, 2017:

Total consideration	$38,982,433
Tangible net assets acquired	(1,888,884)
Identifiable intangible assets acquired	(29,302,558)
Consideration allocated to goodwill	$7,790,991

This preliminary estimated purchase price allocation has been used to prepare pro forma adjustments in these Unaudited Pro Forma Condensed Combined Financial Statements. Upon completion of the fair value assessment after the closing, it is anticipated that the final purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of assets and liabilities that are made within the measurement period, which will not exceed one year from the closing, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 5 - Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Statements of Operations do not include any material non-recurring charges directly attributable to the acquisition that will arise in subsequent periods. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities including any benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the acquisition. The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following adjustments.

(a) Tangible and Intangible Assets — Fair Value Adjustments

The preliminary valuation identified intangible assets consisting of developed technology, customer relationships and trademarks. The fair value of acquired intangible assets was estimated by management at $29.3 million. The calculation of these fair values is preliminary and subject to change. The following table summarizes the estimated fair values of ReShape Medical’s identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:

			Amortization Expense
	Estimated Fair Value	Estimated Useful Life in Years	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Developed Technology	$22,768,577	12	$1,423,035	$1,897,381
Customer relationships	3,753,533	5	563,031	750,707
Trademarks	2,780,448	10	208,533	278,045

Pro forma adjustments to intangible assets	$29,302,558		$2,194,599	$2,926,133

(b) Income Tax Expense/Benefit

The Pro Forma Unaudited Statement of Operations do not reflect an adjustment to income tax expense/benefit for any of the periods presented because the combined operations generated a loss. No deferred income tax asset is recorded because the accounting criteria to record such assets has not been met.

(c) Loss per Share

Reflects an adjustment to increase basic and diluted weighted average shares for the issuance of 2,356,729 common shares as of the closing of the date of the transaction.  Series C convertible preferred stock issued as part of the consideration for the transaction are not included as it would be anti-dilutive.

(d) Cash

Represents the assumed usage of $10.1 million of cash at closing by ReShape Medical to pay the following accrued interest and notes payable principal amounts:

Accrued interest	$583,452
Current portion of notes payable-bank	1,944,444
Long-term portion of notes payable-bank	7,541,944
Total usage of cash at closing	$10,069,840

(e) Convertible Notes Payable & Common Stock Warrant Liability

Under the terms of the merger agreement, any remaining outstanding convertible note balances of ReShape Medical were cancelled and converted automatically into the right of the holder of the convertible note to receive, in full satisfaction of the rights of such holder with respect thereto, shares of the Company’s common stock and series C convertible preferred stock having an aggregate value equal to three times the outstanding principal and unpaid interest under the convertible note, in accordance with the terms of the convertible notes.  In addition, all outstanding warrants of ReShape Medical were cancelled without any payment or other consideration being made in respect thereof.  The adjustment reflects the termination and cancellation of $11.0 million of convertible notes principal and $2.1 million of common stock warrant liabilities.

(f) Stockholders’ Equity

Reflects the issuance of 2,356,729 million shares of common stock, par value $0.01 per share, and 187,772 shares of convertible preferred stock, par value $0.01 per share, together valued at approximately $34.0 million at closing.  Also, reflects the cancellation of $11.0 million of convertible notes and $2.1 million of common stock warrant liabilities of ReShape Medical, to the extent not paid off at closing by ReShape Medical, consistent with the terms of the merger agreement.  Additionally, reflects the elimination of the historical preferred stock, common stock, additional paid-in capital and accumulated deficit of ReShape Medical of $6,770, $272, $85.8 million, and $102.0 million, respectively, at closing.

(g) Summary of Pro Forma Adjustments Affecting Amortization Expense

The table below summarizes all the pro forma entries, outlined above, that affect amortization expense for the nine months ended September 30, 2017 and the twelve months ended December 31, 2016:

	Nine Months Ended Sept 30, 2017	Year Ended December 31, 2016
Selling, General and Administrative Expenes
Add:
Amortization expense	$2,194,599	$2,926,133

(h) Summary of Pro Forma Adjustments Affecting Interest Income & Interest Expense

Reflects the adjustment to reduce interest income and interest expense of ReShape Medical related to the assumed use of beginning of the period cash balances to pay off debt balances to zero.

(i) Summary of Pro Forma Adjustments Affecting Change in Value of Warrant Liability

Reflects the adjustment to reduce to zero the change in the value of ReShape Medical’s warrant liability.  Under the terms of the transaction, these common stock warrants were terminated and cancelled at closing, which is assumed to occur at the beginning of the period.